                                  1997 - 2003



                               AGREEMENT BETWEEN




                                    DIAMOND
                                    BRANDS
                                 INCORPORATED
                              CLOQUET, MINNESOTA



                                      AND



                               MATCHMAKERS LOCAL
                                    NO. 970
                              UNITED PAPERWORKERS
                              INTERNATIONAL UNION
                                    AFL-CIO

                               TABLE OF CONTENTS

ARTICLE 1 -- AGREEMENT                                              1

ARTICLE 2 -- NONDISCRIMINATION                                      1

ARTICLE 3 -- RECOGNITION AND UNION SECURITY                         1

ARTICLE 4 -- CHECK-OFF                                              2

ARTICLE 5 -- HOURLY RATE INCREASES                                  3

ARTICLE 6 -- HOURS OF WORK AND OVERTIME PREMIUMS                    4

ARTICLE 7 -- HOLIDAYS                                               7

ARTICLE 8 -- NEW JOBS AND JOB BULLETINING                           8

ARTICLE 9 -- JOB TRANSFERS                                         12

ARTICLE 10 -- JOB PERFORMANCE REVIEW                               13

ARTICLE 11 -- JOB SIGN-OFF                                         13

ARTICLE 12 -- TIME OFF FOR UNION ACTIVITY                          13

ARTICLE 13 -- ABSENCE AND SENIORITY                                14

ARTICLE 14 -- LAYOFFS AND REHIRING                                 17

ARTICLE 15 -- LONG SERVICE EMPLOYEES                               17

ARTICLE 16 -- PAYDAYS                                              18

ARTICLE 17 -- ADJUSTMENT OF COMPLAINTS                             18

ARTICLE 18 -- ARBITRATION                                          19

ARTICLE 19 -- NO STRIKE - NO LOCKOUT                               20

ARTICLE 20 -- BULLETIN BOARDS                                      20

ARTICLE 21 -- REPORT AND CALL IN TIME                              20

ARTICLE 22 -- EMPLOYMENT STABILIZATION                             21

ARTICLE 23 -- SERVICES OF COMMITTEE MEMBERS                        21

ARTICLE 24 -- PAID VACATION                                        21

ARTICLE 25 -- PENSION                                              24

ARTICLE 26 -- SUPERVISORS WORKING                                  24

ARTICLE 27 -- SAFETY                                               25

ARTICLE 28 -- CONTRAVENTION OF LAW                                 26

ARTICLE 29 -- TOOL ALLOWANCE                                       26

ARTICLE 30 -- CLOTHING ALLOWANCE                                   27

ARTICLE 31 -- SCOPE OF AGREEMENT                                   27

ARTICLE 32 -- REQUEST FOR MEETINGS                                 27

ARTICLE 33 -- UNION - MANAGEMENT COOPERATION                       27

ARTICLE 34 -- SHIFT PREMIUM PAY                                    27

ARTICLE 35 -- COMMITMENT AND COOPERATION TASK FORCE                27

ARTICLE 36 -- CONTRACT PERIOD                                      29

EMPLOYEES JOB CLASSIFICATION AND WAGE RATES                        30

GROUP INSURANCE BENEFITS ACTIVE EMPLOYEES AND ELIGIBLE DEPENDENTS  33

COMPANY CONTRIBUTION TO GROUP HEALTH INSURANCE PLAN PREMIUM        34

GENERAL RULES                                                      35

ATTENDANCE                                                         36

PERSONAL BUSINESS                                                  37

SEXUAL HARASSMENT POLICY                                           38

LETTERS OF AGREEMENT AND OTHER INFORMATION                         38

                            ARTICLE 1 -- AGREEMENT

This AGREEMENT made and entered into between DIAMOND BRANDS INCORPORATED hereinafter referred to as the Company, and the MATCHMAKERS' LOCAL 970, UNITED PAPERWORKERS INTERNATIONAL UNION AFL-CIO, hereinafter referred to as the Union, for the employees of the Cloquet Plant of the Company other than those covered by an agreement with the International Union of Operating Engineers, Local #36, covering Power House employees. This Agreement can be changed or amended only by mutual consent of the parties hereto. The term "Employees" as used in this Agreement shall not include Foreperson, Assistant Foreperson, or Supervisors (as defined in the Labor Relations Act of 1947, whether paid on a salary or hourly basis) or any salaried employee.

In the event of a strike or work stoppage, plant protection employees will carry on their usual duties at the plant without interference.

                        ARTICLE 2 -- NONDISCRIMINATION

The Company and the Union agree to abide by all of the applicable state and federal laws regarding discrimination against any employee, and to cooperate with each other in this regard. Masculine nouns and pronouns, when used in this Agreement are not meant to connotate sex, but rather are used to refer, without discrimination, to both male and female employees.

                  ARTICLE 3 -- RECOGNITION AND UNION SECURITY

The Company recognizes the Union as the sole bargaining agency on wages, hours and working conditions for all employees in its Cloquet, Minnesota plant, not excluded by Article 1 of this Agreement.

There shall be no solicitation of membership on the Company's time.

All employees who are members of the Union in good standing on the date of signature of this contract, shall as a condition of employment remain members of the Union in good standing; and all new employees shall as a condition of employment become and remain members of the Union after they have completed their probationary period of forty-five (45) active working days. These provisions shall take effect on the date of signature of this contract, but only to the extent that they may take effect in accordance and consist with provisions of Federal and State laws and shall not be construed to operate contrary to the National Labor-Management Act of 1947.

The Union shall promptly furnish to the Company a notarized list of members now in good standing. If any employee named on that list asserts that he or she is not a member and any dispute arises, the assertion or dispute shall be adjudicated by an Arbitration Board appointed in accordance with the provision of Article 18 of this Agreement, whose decision shall be final and binding upon the Union and the employees.

Should any Union member fail to be in good standing, and face suspension for any reason permitted by law, he or she shall be given not less than seven (7) calendar days advance notice thereof in writing (stating the suspension date) by the Union which shall also send a copy of such notice to the Company. If the member's good standing is not re-established, and such member is suspended, both the member and the Company will be notified to the effect in writing by the Union. His or her employment shall be terminated by the Company not later than seven (7) calendar days thereafter.

The Union agrees that neither it nor any of its officers or members will intimidate or coerce employees into membership in the Union. If any dispute arises (as to whether there has been any violation of the pledge or whether any employee affected by this clause has been deprived of good standing in any way contrary to the constitution and by-laws of the Union), the dispute shall be regarded as a grievance and submitted to the provision of Article 18 of this Agreement.

Each new employee will be given a copy of this Agreement by the Company at the time of their hiring. A copy will likewise be given to all present employees. The effective rates of pay for the respective jobs shall be set forth in a schedule and attached to the printed form of this contract.

                            ARTICLE 4 -- CHECK-OFF

For the convenience of its' employees in paying regular monthly Union dues, Union initiation fees, if any, and such assessments as may be generally levied, the Company will accept and honor requests made by the individual employees in the following form:

                            CHECK-OFF AUTHORIZATION

Paperworkers International Union from any wages earned or to be earned by me, the amount of my monthly membership dues in said Union. I authorize and direct my employer to deduct such amounts from my pay each month and to remit the same to the order of the Financial Secretary of my Local Union in accordance with the terms of this Agreement.

This assignment, authorization and direction shall be irrevocable for a period of one year from the effective date of the Agreement, or until the termination date of said Agreement, whichever occurs sooner; and I further agree and direct that this assignment, authorization and direction shall be automatically renewed and shall be irrevocable for successive periods of one year each, or for the period of each succeeding applicable collective bargaining agreement with the Union whichever shall be shorter, unless written notice is given by me to the Company and the Union not more than thirty (30) days or less than ten (10) days prior to the expiration of each period of one year or of each applicable collective bargaining Agreement, whichever occurs sooner.

Date: _______________  Signature of Employee: _____________________

Name (Print):_________________ UPIU Local No.:_____________________

Address:______________________ City and State:_____________________

Social Security No.:_______________________________________________

Employed by:__________________ Department:_________________________


The Union will give notice in writing to the Company of the person officially designated by the Union to whom such regular monthly Union dues, Union initiation fees, and assessments deducted from employees earned wages shall be transmitted. The Union agrees that transmission such dues, initiation fees, and assessments, to such person shall fully discharge the liability of the Company to the Union and to the individual employee in respect to such dues, initiation fees and assessments.

The Union agrees that the Company shall deduct from the wages of an employee the amount designated by the Union as regular monthly Union dues and, where required, the amount indicated in writing by the Financial Secretary of the Local Union as the proper amount for the Union initiation fee and assessments.

                      ARTICLE 5 -- HOURLY RATE INCREASES

Basic hourly rates in effect immediately prior to these dates shall be increased by the indicated percentage figure as of these dates for all employees covered by this Agreement:


     5-1-97              Two and nine-tenths percent (2.90%)
     5-1-98              Two and nine-tenths percent (2.90%)
     5-1-99              Two and nine-tenths percent (2.90%)

The parties shall negotiate for a "gain sharing" plan to take effect on May 1, 2000. If agreement is reached by that date, basic hourly rates in effect immediately prior to these dates shall be increased by the indicated percentage figure and by the "gain sharing" amount, if any, as of these dates for all employees covered by this Agreement:


     5-1-2000                 Two and nine-tenths percent (2.90%)
                              plus whatever the "gain sharing" formula yields, if anything

     5-1-2001                 Two and nine-tenths percent (2.90%)
                              plus whatever the "gain sharing" formula yields, if anything
     5-1-2002                 Two and nine-tenths percent (2.90%)
                              plus whatever the "gain sharing" formula yields, if anything

If agreement is not reached by May 1, 2000, basic hourly rates in effect immediately prior to these dates shall be increased by the indicated percentage figure as of these dates for all employees covered by this Agreement:

     5-1-2000                 Three and four-tenths percent (3.40%)
     5-1-2001                 Three and four-tenths percent (3.40%)
     5-1-2002                 Three and four-tenths percent (3.40%)

Each party shall nominate five (5) persons to sit on the "gain sharing" bargaining committee. Each party shall have the right to strike up to two (2) nominees from the other party's list.

The hourly rates as so increased shall remain in effect for the life of this Agreement. Inexperienced help may be hired at five (5) cents under the minimum rate for a period not to exceed forty-five (45) days of active work.

               ARTICLE 6 -- HOURS OF WORK AND OVERTIME PREMIUMS

Eight (8) hours shall constitute a normal day's work and forty (40) hours shall constitute a normal week's work. Overtime at the rate of time and one-half shall be paid for time worked in excess of eight (8) consecutive hours, or in excess of eight (8) hours in any calendar day, or forty hours a week, whichever will result in the greater overtime payment, but there shall be no use of the same hours twice in the calculation of overtime.

For all hours worked in excess of twelve (12) consecutive hours the employee shall be paid at the rate of double time.

Except as otherwise mutually agreed, the normal work week shall begin on Monday.

The payroll schedule begins at 11:00 p.m., Sunday night and ends at 11:00 p.m. the following Sunday night.

An employee shall not be required to take time off during his or her regular assigned work week to avoid payment of overtime.

The Company agrees to a sign-up procedure for overtime purposes. A daily sign-up sheet will be available for a sufficient time period in order that employees on all shifts have an opportunity to sign-up for overtime. Employees may sign up for all three daily weekend overtime shifts but will be scheduled to work only one shift per day. Overtime will be distributed in the following manner:

     A.   Unscheduled Overtime

          1. Senior qualified employees on the sign-up sheet.

          2. Employees on the job will be forced to work, this includes employees reassigned during the shift.

     B. Scheduled Overtime (Scheduled overtime is defined as overtime posted on the weekly staffing list according to designated machine crew and shift).

Any employee so scheduled and desires not to work will inform their foreperson which days they do not want to work. The Company will attempt to fill the request in the following manner:


          1. Senior qualified employees on the unscheduled overtime sheet.
          2. Any qualified employee wishing to work.
          3. Employee scheduled as such will work.

In the event an employee indicates on the overtime sign-up sheet that he/she is available for less than a full shift and the position available requires an eight (8) hour shift be worked, that employee will not be considered to fill that position.

     C.   Weekends

     All overtime work to be performed on a Saturday and/or Sunday shall be according to the following procedure:

     1. The Saturday and/or Sunday schedule shall be posted on the Wednesday which is ten (10) days prior to the affected Saturday and/or Sunday.

     2. By 7:00 p.m. on the second full day (Friday) after the schedule is posted, the scheduled employees may request release from the schedule by signing a release sheet. By the same deadline other employees may sign up to work the Saturday and/or Sunday by signing a weekend overtime sheet.

     3. After that 7:00 p.m. deadline, any vacant shifts on the schedule shall be filled by the unscheduled overtime procedure, using the weekend overtime sheet.

     4. On the Monday before the involved Saturday and/or Sunday the final Saturday-Sunday schedule shall be posted.

     5.   Any employee requesting to be relieved of work after the final schedule is posted on Monday shall notify his or her supervisor. The supervisor shall fill the opening using the weekend overtime sheet. If no qualified employee is on the weekend overtime sheet, the employee shall be responsible for finding a qualified replacement on his or her own time. If no replacement is found, the employee's request to be relieved shall be denied and the employee shall work as scheduled.

     6. In cases of emergencies which require a change to the final schedule, the unscheduled overtime procedure shall be followed, using the weekend overtime sheet.

Any employee who volunteers for overtime will receive the rate of the job worked for which they volunteer. All overtime work to be performed on a holiday will be according to the unscheduled overtime procedure.

If all employees in a maintenance craft who want to work are assigned to work weekend overtime, and additional employees are needed, the senior Employees who have signed the overtime sign up sheets and who are qualified for general work rather than specific tasks, will be scheduled for the overtime.

In the event an employee who would be forced to work a weekend overtime shift, signs up for another shift on the same day, the forced shift will take precedence and cancel the Employee's preference for the shift for which the Employee has signed.

If a majority of a crew which is working weekend overtime elects to work a different open shift on the same day, the crew decision will take precedence over the right of an employee on that crew to sign up for another shift.

All work performed on Sundays shall be paid at the rate of time and one-half.

Employees are allowed two (2) fifteen (15) minute breaks per shift. A five minute bathroom relief break will be allowed. However, employees will replace each other at their work stations and the equipment will remain in operation.

In the event of a start-up of equipment or a call-in where no relief is present, the supervisor shall first attempt to fill the shift with an employee listed on the overtime sheet. In the event no qualified employee signed the overtime sheet, the least senior qualified employee in the involved department shall be forced to work.

Each Tuesday the Company shall update a rolling notice showing anticipated production for the next four (4) weeks.

If an employee is to work less than four (4) hours beyond the employee's regular eight (8) hour shift, the employee will be granted a five (5) minute break around the time of shift change. If an employee is to work four (4) or more hours beyond the employee's regular eight (8) hour shift, the employee will be granted a fifteen (15) minute break between the 7th and 9th consecutive hours.

Except for emergencies, employees shall not be interrupted while on break.

In the event maintenance personnel are scheduled on an ongoing project, that employee shall continue to work on that project on overtime if it would be impracticable to assign the project to another employee without or beyond a minimum amount of training.

                             ARTICLE 7 --HOLIDAYS

In order that employees may, so far as possible, not lose a day's pay, eight (8) hours at the employee's "Regular Rate" will be paid as a Holiday Bonus for the following eleven (11) named holidays if not worked; New Year's Eve Day, New Year's Day, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving Day, day after Thanksgiving Day, December 24th, Christmas Day, and a floating holiday subject to the following conditions:

     1. For employees on a normal five (5) day production schedule, if the holiday falls on Sunday and it is celebrated on another day, such other day will be considered as the holiday for all purposes.

     2. For employees on a seven (7) day production schedule, a Sunday holiday and it is celebrated on that Sunday.

     3. An employee may schedule his or her floating holiday by giving notice to the Company prior to the posting of the affected schedule, unless an emergency forces a shorter notice. Floating holidays shall be scheduled on a first come, first served basis. No more than two (2) floating holidays (not in the same job classification or department) per day shall be scheduled, unless circumstances permit otherwise. In the event of a conflict between an employee's vacation and another employee's floating holiday, the vacation shall take precedence. Any unused floating holidays shall be paid at the end of the calendar year.

     4. Regular rate specified above shall be the regular rate of the job the employee would have been working on if the day had been worked, excluding overtime, but including shift bonus.

     5. If the active employee does not work or leaves early from his or her last scheduled shift before the holiday, or does not work or is late for his or her first scheduled shift after the holiday, he or she shall lose one (1) and only one (1) day's holiday pay. The Manager of Human Resources shall excuse (for holiday pay purposes) any such absence, early departure, or tardiness for extenuating circumstances, documented in writing if possible by the employee or supervisor. A paid vacation day shall be construed as a day worked for purposes of the holiday pay rule in this subsection five (5). An employee who has been on layoff must perform some work in the 15 work days immediately prior to the holiday in order to qualify for holiday pay.

     6. The employee has established seniority status as provided in Article 13, Paragraph 2.

     7. The Company will qualify for holiday pay employees absent from work by reason of a disability caused by either illness or accident during the first 30 work days of absence.

     8. If a vacation is extended into the preceding or following week because of a holiday, such day(s) in the preceding or following week will be considered as day(s) worked for purposes of computing weekly overtime provided the first scheduled work day thereafter is worked.

If one of the above named paid holidays (or day celebrated as such) is worked, the employee will be paid at time and one-half his or her regular rate for all hours actually worked on the calendar day of the holiday or the day celebrated as such, plus the holiday bonus of eight (8) hours pay as above provided. In lieu of the holiday bonus, maintenance employees who work a holiday may choose a day off with eight (8) hours pay at the regular rate. The exact day off shall be set by mutual agreement between the maintenance employee and his or her supervisor within two (2) weeks prior to the holiday. If the day to be taken off is in the succeeding calendar year it shall be paid at the regular rate in advance at the end of the calendar year in which the holiday occurred.

If one of the named holidays falls within an employee's vacation in such manner that it would have been paid for if not worked, he or she will be entitled to the Holiday Bonus for such holiday, provided he or she works as provided in article seven (7), subsection five (5).

When an employee is not scheduled to work on one of the above enumerated holidays, and consequently does not work, the holiday shall nevertheless count as eight (8) hours for the purpose of computing overtime for hours worked in excess of forty (40) hours, provided that the employee works the other days during the week for which he or she is scheduled to work.

                   ARTICLE 8 -- NEW JOBS AND JOB BULLETINING

All posted positions shall start as a spare position. The exception will be progression positions and craft positions already in the progression process.

When permanent vacancies occur in these positions the trained spare moves into the permanent position and the spare job is re-posted. On a day-to-day basis spares will be utilized if practical and possible. Spares will be utilized to fill vacancies of a week or more in duration.

All permanent vacancies and new jobs, except entry level operator positions, shall be posted on the regular bulletin board for three (3) working days. In the event a job posting is not removed from the bulletin board at the end of the three (3) day posting period, the posting shall be considered null and void and re-posted for the correct period. Where feasible, the Company will award the bid to the successful bidder within ten (10) working days thereafter. Any Employee must be able to accept and to start in the job awarded within twenty-one (21) calendar days of the posting date or the Employee will be considered disqualified on that posting. This twenty-one (21) day period will be extended to twenty-eight (28) days in the event an employee with work related job restrictions or injury desires to contact his or her physician in order to determine whether he or she may safely be allowed to try the posted job. The bulletin shall describe the job vacancy, including qualifications and rate. When filling posted positions, the most senior employee applying therefor shall be first considered for such job, if he or she is qualified to do the work and/or has the potential to advance to the higher job classifications within the department. Any further vacancies which develop within sixty (60) calendar days after the date of a specified job posting will be filled from those applications already filed provided the individual is qualified, otherwise a new bulletin will be posted.

The job of Lead Person will be bulletined by sign-up sheet. However, the Company reserves the right to conduct interviews and select candidates according to its own criteria within sixty (60) days. The Lead Person can direct the activities of others and perform bargaining unit work. The Company shall pay a Lead Person at least the minimum rates as per the wage schedule. The Company may pay a higher rate if it chooses, subject to a job review and determination by January first of each year.

Any employee placed on a new job, or a created job, for the purpose of a trial period as to whether or not that job will become a regular job, will not have rights to that job. The employee will have to bid on the job when it is posted like everyone else. Their on-the-job qualifications will not give them super-seniority to the job. A trial period shall consist of a period of ninety (90) days, or less, and will not be extended without mutual agreement of the parties.

     a. In the Woodenware Department, the lathe operator job shall be filled by the oldest veneer stacker in point of service, and the veneer stacker's job shall be the entry point for subsequent selection for the job of Lathe Operator in the Woodenware Department.

     b. Shipping Department: Vacancies in the position of Loader/Trucker shall be filled from spares for that position and vacancies in the position of Checker/Loader shall be filled first from Loader/Truckers and then from spares for that position. The Helper position is not a posted position. Helpers will be the senior entry level operator position person on duty at the time and available. An additional 5c per hour will be paid to Shipping Department employees who are qualified to spot trucks and who do so on a regular, on-going basis.

     c. Timber Handling Yard Crew: Truck drivers will progress to the position of Mobile Equipment Operator B and Mobile Equipment Operators B will progress to the position of Mobile Equipment Operator A. In the future, the Company will post spares only for the Truck Driver position and spares will not be utilized for other Yard Crew classifications.

     d.   Inspectors: Inspectors B will progress to the position of Inspectors
          A.

     e. General: Where a job progression exists, the positions involved which are not entry level positions, are not open to plant-wide bidding but are instead limited to persons holding positions within the progression involved.

     f.   Moulder Operator:

          Step 1: Must be able to pass probationary period without any difficulty and meet production standards. Pay: base rate of moulder.

          Step 2: Must be able to make minor adjustments to the moulders to ensure quality and production standards. At this level, minimal or no damage to heads and aluminum shoe and other parts of moulders. Pay: base rate plus a progression increment, which was $.50 per hour as of April 30, 1997.

       Step 3: Must be able to maintain and exceed quality and production standards required. This must occur 50% of the time in between reviews. Pay: base rate plus a progression increment, which was $1.00 per hour as of April 30, 1997.

       Step 4: Must be able to independently operate all 5 moulders with equal efficiency and be capable of making necessary product changes on the moulders. Pay: base rate plus a progression increment, which was $1.50 per hour as of April 30, 1997.

       Step 5: Must be able to sharpen heads on moulders, change heads, and be able to fix most mechanical problems on moulders within a reasonable amount of time. Must be able to exceed quality and production standards for 60% of the time period. Must be able to retain all the requirements as you proceed from one step to another. Must be able to train new operators with complete efficiency. Pay: base rate plus a progression increment, which was $2.00 per hour as of April 30, 1997.

       All operators can only proceed one step at a time. Operators will be reviewed at least once every 6 months and can move up or down at any time. This will be based on their performance. This decision will only be made by management.

       Effective May 1, 1997, the specified progression increments shall be increased at the beginning of each contract year by the same percentage increase applied to current wage rates.

   g.  Corn Dog Auto Sorter Technician:


       Step 1: Sign up for posted auto sorter operator and meet all requirements for posting. After 20 day break-in period, if employee meets all requirements, this job pays sorter base rate per hour.

       Step 2: Must be able to make necessary adjustments to insure quality and production levels required without damaging any functioning parts. Must be able to maintain and exceed quality production levels. Should be able to recognize trouble areas before breakdowns occur. When these requirements are met, job pays sorter base rate plus a progression increment, which was $.50 per hour as of April 30, 1997.

       Step 3: Must be able to perform steps 1 and 2 without any difficulty.
               Also must be able to fix any mechanical problem on sorters within operator's duties. Must be able to exceed production and quality levels for extended periods of time. When all requirements are met, this job pays sorter base rate plus a progression increment, which was $1.00 per hour as of April 30, 1997.

       All operators can only proceed one step at a time. Operators will be reviewed at least once every 4 months and can step up or down at any time. This will be based on their performance. This decision will be made by management only.

       Effective May 1, 1997, the specified progression increments shall be increased at the beginning of each contract year by the same percentage increase applied to current wage rates.

The employee selected by the Company for promotion shall be on a trial period for twenty (20) work days for determination as to whether or not the employee can meet the job requirements. If an extension is given, the Company must inform the Employee in writing of the duties and skills he or she must improve in order to meet the job requirements. This trial period can be extended or shortened by mutual consent in cases requiring more or less than the twenty (20) days. At any time during this trial period, if the employee is determined as not qualified by the Company or at the employee's own request, the employee shall be returned to their former job without loss of seniority. At the conclusion of the trial period, the employee shall relinquish transfer right to their previous job except in case of curtailment of production when they will be entitled to job assignment by seniority.

In case the job posting is not filled by the posting procedure, the Company may fill the vacancy by assigning the least senior employee who does not have a posted position, and that employee will be considered as the permanent employee in the classification.

Employees selected to fill a skilled vacancy will be given a trial period. Duration of trial period to be mutually agreed upon by Company and Union.

No Employee shall be allowed more than two trial periods in any twelve (12) month period for jobs that have been bulletined. If an Employee successfully completes his or her second trial period during a particular twelve (12) month period and remains on that job and within four (4) months thereafter, there is an unexpected curtailment with respect to that job, that trial period will not count as a trial period utilized by that Employee.

Any new jobs established resulting from new products differing materially from jobs already in existence in the plant, and any job changes resulting in material increase in work load, responsibility, or skill shall be discussed between the Company and the Union Committee and an effort made to establish a mutually agreeable rate within thirty (30) days by mutual agreement. If no agreement is reached, the Company will determine the rate based on the relationship of the job to other plant jobs and rates. The Union may appeal the rate through the Grievance Procedure (Article 17).

In the event of an error in filling posted job vacancies, complaints shall be lodged no later than ninety (90) days from the first day of the trial period of the employee filling the vacancy. If no complaint is lodged within the ninety day period, the posting results stand.

Within one (1) year of signing of the 1997 Agreement, the Company shall develop written job descriptions for all positions covered by this Agreement. The job descriptions for the jobs in a department shall be available for inspection by the employees in the department. Any job posting shall be accompanied by a copy of the job description for the position posted. Whenever the Company calls into question an employee's work performance and reviews that issue with the employee, the review shall include reference to the job description and recommendations for improvement.

The Company shall post three (3) full-time maintenance/craft helper positions. The postings shall state the specific craft for which help is anticipated. When filling the positions the bidders shall be tested as to aptitude using a test selected by mutual agreement of the Company and the Union. Successful bidders shall receive in-house training and shall be reimbursed for the cost of training elsewhere if the outside training was approved in advance by the Company. Maintenance/craft helpers shall have the same tool requirements and allowances as maintenance employees. Maintenance/craft helpers will progress into maintenance/craft positions if qualified as such positions become available.

                           ARTICLE 9 -- JOB TRANSFERS

When employees are required temporarily to work on a different job, they shall receive the rate of the new job or their regular rate, whichever is higher.

When returning to their regular job, the employee shall return to the rate of their job.

Any employee on the payroll or seniority list as of 9/18/84 that is required to work or be transferred to a new job shall be grandfathered in at the base rate of the match machine operator for the time worked on the new job. If employees sign up for new jobs they shall receive the rate of the new job or position.

                      ARTICLE 10 -- JOB PERFORMANCE REVIEW

The performance of Mechanics, skilled Maintenance and Printing employees, regardless of class or rank, shall be reviewed in writing at least annually between February 1 and March 31. Written skills criteria shall be used as part of the reviews. The reviews may include recommendations for improvement and training. The reviews shall be conducted by the supervisor and department head, with input from the employee's peer group. Among other things, it shall be the purpose of the reviews to advise the employee about advancement and to critique the employee's job performance.

Employees in these classifications will be expected to improve their skills and performance so that they can advance a grade, in two years or less, until the 1st Class level is attained. Employees in these classifications may request an on-the-job mentor for training assistance.

                           ARTICLE 11 -- JOB SIGN-OFF

When an employee wishes to be removed from his or her current posted position, he/she will complete and sign the job sign-off form. The form will also be signed by the employee's Supervisor and a union representative. The employee will then be assigned an available entry level position.

At the time of sign-off, the Company shall inform the employee in writing of the time frame (not to exceed six (6) months) during which the employee will be subject to temporary recall back to the signed-off job. At the point the employee is no longer subject to such recall, he or she also shall be removed from the qualifications list for the signed-off job.

                   ARTICLE 12 -- TIME OFF FOR UNION ACTIVITY

The employees shall be permitted time off when required to attend conventions, committee meetings, negotiations or any other pertinent business of any labor organization, provided, however, that three (3) calendar days' notice be given the Company stating when the employee is to be away from work, and that at least one (1) day's prior written notice be given the Company stating on what day he or she will be ready to resume his or her duties. Not more than six (6) employees are to be given a leave of absence of this nature at any one time. However, upon fourteen (14) calendar days' notice by the Union to the Company, the Union may request that more than six (6) employees be absent at one time, which request shall not be unreasonably denied. In an emergency where the three
(3) or fourteen (14) day notice cannot be given, not to exceed two (2) employees, or three (3) specific employees (the Union's President, Vice President, and Recording Secretary), will be permitted time off for such purpose on one (1) day's written notice. The Company shall not be required to pay wages to the employees for time off to attend such organization business.

                      ARTICLE 13 -- ABSENCE AND SENIORITY

1.  Seniority Generally

Subsequent to May 1, 1989, seniority shall be construed as continuous service with the Company, compiled by the time actually spent on the payroll plus properly approved absences, and shall date from the last date of hire with the Company.

Employees transferred outside the scope of the bargaining unit shall accumulate and retain seniority for a minimum period of six (6) months. During such period the employee will, if returned to the bargaining unit, be placed on their former job.

A Seniority List will be posted each January in both the cafeteria and the job posting area by the time cards. Employees who notice errors in this list should report such errors within two (2) calendar weeks.

2.  New Employees

All new employees shall serve a probationary period of forty-five (45) active working days, and shall not accrue seniority during that period. The length of the probationary period may be extended on a case by case basis upon the mutual agreement of the Company and Union. If any employee is laid off prior to the completion of such probationary period, he/she will receive credit for the time employed prior to such layoff toward completion of his/her probationary period provided he/she is recalled.

During the probationary period, the Company may, as its option layoff or dismiss said probationary employee. Employees retained at the expiration of their probationary period will become regular employees and will be ranked in seniority according to a random selection of their names.

3.  Loss of Seniority

An employee shall lose seniority if, in any of the following situations the employee:

(a) engages without written permission in other employment while on leave of absence
(b) is discharged
(c) quits or voluntarily leaves the employ of the Company
(d) fails to report to work from a layoff after at least eight (8) hours' advance telephone notification or if the employee cannot be contacted in this manner, one calendar week from a dated Post

    Office receipt from a certified letter sent to the employee's last known address, unless in either case (telephone notice or mail notice) there are extenuating circumstances and the employee is excused by the Company; if a telephone call is answered by an answering machine, it shall be treated as though the telephone rang without any answer at all
(e) accepts permanent employment elsewhere
(f) is detained from work by reason of sickness or any other reason beyond their control and fails to get word to their foreperson or the Personnel Department within two (2) working days and does not furnish satisfactory proof of their inability to do so within a reasonable time thereafter.

    (1) An employee detained under subparagraph (f) above is not to await the expiration of such two working days' period is to report as aforesaid as soon as they are able. If they are absent for any other reason, they are expected to notify their foreperson or the Personnel Department in advance and their failure to do so will result in disciplinary measure and may result in their discharge.

    (2) An absent employee shall arrange with the Company for their return to work.

(g) is laid off and not recalled within:

    (1) One (1) year if such employee had less than five (5) years seniority on the date of their layoff

    (2) Two (2) years if such employee had five (5) years or more seniority on the date of their layoff

4.  Leave

The maximum accumulative disability, pregnancy and voluntary leave time available to any employee (see exception below) is two (2) years for an employee with less than five (5) years seniority, three (3) years for an employee with less than ten (10) years seniority, etc. Absence of one week or less, absence for Military Service in the Armed Forces, absence due to a plant injury, and leave time prior to May 1, 1971 shall not be counted. While on authorized leave after May 1, 1971, employee will retain and accumulate seniority. The length of any disability or pregnancy leave shall be as medically required, subject to the two (2) and three (3) year maximum periods above. Except as provided with respect to the Company's contribution to the group health insurance plan and the case of approved leaves for injury or illness, all leaves of absence shall be without pay, and vacation or other benefits shall not accrue during any leave.

5.  Absence Due to Layoff

Any employee who is laid off shall accumulate seniority up to the maximum period provided in

Paragraph 3(g) above.

6.  Funeral Leave

The Company shall grant an employee pay for time lost up to but not exceeding five (5) work days when death occurs in the employee's immediate family. The immediate family is limited to husband; wife; father or stepfather, but not both; mother or stepmother, but not both; brothers, sisters, children, mother-in-law, and father-in-law of the employee. Payment for such leave shall be limited to a maximum of forty (40) hours of actual time lost from regularly scheduled work, one of which days will include the day of the funeral, providing that these are all scheduled working days for the employee. If the funeral or other services or other customary practice in connection with the death does not fall on consecutive days, the leave may be taken intermittently. One day of funeral leave will be allowed to attend the funeral of grandparents and grandchildren. Funeral leave shall not be considered as time worked in the computation of weekly overtime.

7.  Jury Duty

Upon receipt of the summons from the court, an employee notified of jury duty shall give notice of the summons to the Company. While on jury duty, the employee shall give daily notice to the Company of whether he or she is required to be at the courthouse the next court day. An employee required to lose time to serve on a jury on any of the calendar days Monday through Friday inclusive on which they would otherwise have been scheduled to work, shall be paid the difference between their pay for jury duty and their hourly rate for not more than eight (8) hours for each day they are required to serve, upon presentation of a statement from the court of the date and time of jury service and the amount of their jury pay. In the event the employee works on any of the days on which they serve on the jury, the number of hours worked shall be deducted from the eight (8) hours for which wage payment is heretofore provided and they shall then be paid the difference between their pay for jury duty and their hourly rate for the remaining hours. Time served for which jury duty pay is received from the Company shall be counted as time worked for the purpose of computing overtime. If an employee normally scheduled to work the 11 p.m. to 7 a.m. shift is called to the courthouse for jury duty, he or she shall be scheduled for the 7 a.m. to 3 p.m. shift for that day. If an employee working the 7 a.m. to 3 p.m. shift is required to be at the courthouse for jury duty that day for less than four (4) hours, the employee must report to work thereafter in order to collect jury duty pay. If an employee working the 3 p.m. to 11 p.m. shift is required to be at the courthouse for jury duty that day, he or she shall report for work at 3 p.m. if he or she is excused from jury duty at or before 11 a.m. that day.

Absence required by law for jury duty, or as a witness in court, shall not be counted as a break in regular attendance.

                       ARTICLE 14 -- LAYOFFS AND REHIRING

In the event of a curtailment of operations or a layoff of a week or more, the Company will reschedule employees to accommodate the premise that the last person hired is the first person to be laid off, provided that employees exercising their seniority must be able to perform the work with a minimum amount of training and orientation (minimum training is defined as three (3) work days or less) and is paid the rate of the job. On an individual basis the Company and the Union can discuss a longer training period.

It is recognized that certain jobs require lengthy training periods due to their complexity and/or required skills. If a lay-off or curtailment has the potential of exceeding three (3) months, the Company and Union will meet to work out a training schedule for affected employees.

It is also recognized that maintenance/craft jobs require extensive training, and these jobs are exempt from this clause.

When, due to curtailment or layoff, an employee has been placed on another job and an opening occurs on their signed up job because of someone being sick, on vacation, leave of absence, or any other reason for a week or more, the employee will exercise their rights and be returned to their original job.

An employee assigned a lower rated job because of a decline in operations and/or a layoff shall be paid the rate of the job which they are assigned.

When it becomes necessary to lay off employees according to the provisions of this Agreement, the Company shall post the layoff list at the same time it posts the weekly schedule, when reasonably possible, and allowing exceptions for emergencies. At the same time a copy of the layoff list shall be given to the Union. The Union shall likewise be given a list of all recalled employees as soon as possible.

Each Tuesday the Company shall update a rolling notice showing the number of possible layoffs for the next four (4) weeks, subject to revisions until the final weekly layoff list is posted.

                      ARTICLE 15 -- LONG SERVICE EMPLOYEES

Employees who have given long and faithful service in the employ of the Company, and who have become unable to handle heavy work to advantage, will be given preference to such light work as they are able to do and is available. The rate of pay shall be the rate of the job assigned.

There shall be a job classification called Plant Janitor paid at the Match Mill Sweeper wage rate. This classification shall not be subject to normal posting and bidding requirements but instead may be used to accommodate such long-service employees.

                             ARTICLE 16 -- PAYDAYS

Should the regular payday fall on a holiday or a day when the shop is closed down, the employee will be paid on the preceding day, if possible.

                     ARTICLE 17 -- ADJUSTMENT OF COMPLAINTS

Should any employee covered by this Agreement believe they have been unjustly dealt with as a result of interpretation, application or violation of this Agreement, negotiations for settlement thereof shall be conducted in the manner numbered below.

In the event an employee incurs disciplinary action, such action will be taken within five (5) working days from the date of the violation. The attendance program is excluded from the agreement, however the company will make every effort to ensure attendance related disciplinary action is timely.

No grievance will be recognized unless presented to the Company promptly and in no event later than five (5) working days after knowledge of the happenings giving rise thereto.


1. The aggrieved employee shall consult with their supervisor or department head and attempt to reach a settlement. When a union steward is available on the premises, the steward will be asked to be present. No grievance will be recognized or accepted by the Company unless the first step of the grievance procedure is followed (with the exception of discharge or suspension cases, which will proceed directly to the last step). A resolution of the grievance at this step shall be non-precedential.

     If a satisfactory settlement is not arrived at, the grievance shall be reduced to writing stating the nature of the grievance and the article of the contract allegedly being violated. The shop grievance committee person shall in turn present the written grievance to the employee's supervisor or the department head.

2. If a satisfactory settlement is not effected within forty-eight (48) hours after the filing of the written grievance, the Shop Grievance Committee shall then take the matter up with the department head and/or one (1) or more of his or her designees in an interest-based problem solving setting. The group shall appoint a chairperson to chair the IBPS process. The

     Company and the Union shall each maintain a roster of two trained IBPS facilitators to assist at the IBPS meeting. Only one facilitator shall assist at the meeting. Service as a facilitator shall alternate between Company and Union appointees.

3. If a satisfactory settlement is not effected within five (5) days after the IBPS meeting, the Shop Grievance Committee, the International Union representative or his or her designee, and the department head and/or one
     (1) or more of his or her designees shall meet to discuss the grievance. Either party may request the participation of a mediator from the Federal Mediation and Conciliation Service or, if mutually agreed, some other qualified third party to serve as mediator, whose expenses shall be equally shared by the parties.

Any time limits can be extended by mutual agreement between the two parties. Each grievance shall have a cover sheet to track the status of the grievance, including all deadlines, any agreed-upon extensions of the deadlines, and resolution, if any, of the grievance.

Committee members meeting with management at regular or special meetings for the discussion of grievances and other matters of mutual interest may do so during regular working hours without losses of time.

All other duties of the committee members shall be performed outside of working hours and shall in no way interfere with their plant duties. No committee members shall be paid by the Company for attending meetings with management, except for time taken off by them for such purpose from their regular working hours, and not then for time spent in contract negotiations.

The Grievance meetings shall consist of not to exceed six (6) employees. Additional witnesses, however, may be called in where their testimony is required in meetings with management.

                           ARTICLE 18 -- ARBITRATION

Should any dispute arise which comes under the contract which cannot be settled between the Union and the Company, including a claimed wrongful layoff or discharge, then and in that event, the matter in dispute shall be submitted to binding arbitration for settlement, and the arbitrator shall be selected according to the rules of the Federal Mediation and Conciliation Service. Such matters must be submitted within forty-five (45) days of the conclusion of the procedure in Article 17, or the matter will be considered closed.

The decision of the Arbitrator shall be binding and conclusive on both parties to this Agreement. The Arbitrator shall have no power to add to, subtract from, or alter any terms of this Agreement.

The jurisdiction and authority of the Arbitrator shall be confined to questions involving the interpretation, application, or alleged violation of this Agreement.

It is agreed that the parties shall each bear one-half the expense of the Arbitrator.

Requests for changes in this contract, or for wage increases or negotiations over a new contract are questions not subject to arbitration.

An employee covered by this Agreement who is found to be unjustly laid off or discharged will be reinstated with full seniority and may be compensated for lost time as shall be determined by the facts of the case.


                      ARTICLE 19 -- NO STRIKE - NO LOCKOUT


Since adequate provision has been made herein for the settlement of all disputes and grievances such might arise hereunder, it is agreed that during the period of this contract there shall be no strikes, sit downs, cessation of work, picketing, boycotts or lockouts.


                         ARTICLE 20 -- BULLETIN BOARDS


A place will be provided within the shop in different departments where notices of the Union business of interest to employees may be posted by the employee's committee without being censored. No notices shall contain any controversial matter or propaganda matter.

One bulletin board and mailbox will be located in the time card area for the sole use of the Union. All Union articles will have the approval of two (2) Union officers before posting. No notices shall contain any controversial matter, propaganda items, or election materials other than materials relating to Union elections.


                     ARTICLE 21 -- REPORT AND CALL IN TIME


When an employee reports to work and work is not available, the employee shall be paid for four (4) hours at the employee's base pay. When work is not available because of a general or emergency breakdown, a minimum of two (2) hours of the employee's base pay, rather than four (4) hours of the employee's base pay, will be paid to employees who have reported for work. If the Company has made a reasonable effort to give two (2) hours notification that work is not available, then employees whom the Company attempted to notify shall not be entitled to receive any four (4) hour or two (2) hour reporting pay. If the attempted notification was unsuccessful and the employee reports to work, the Company may assign alternate work to the employee, if available.

Any employee who, after clocking out, is called to perform emergency work shall receive either four (4) hours at their base pay, or the employee's working time figured at time and one-half, whichever method produces the greater earnings.
It shall be left to the Company's discretion how long the employee will stay on the job, subject to a maximum of sixteen (16) hours in any twenty-four (24) hour period.

                     ARTICLE 22 -- EMPLOYMENT STABILIZATION


The Company will continue to exert its best efforts in an endeavor to stabilize employment.

In case of major layoffs, the program of production shall be discussed by the Union Committee and the Management before definite action is taken.


                  ARTICLE 23 -- SERVICES OF COMMITTEE MEMBERS


When an employee requests the service of a member of the committee when called before Management, their request shall be granted.

It is agreed that all reasonable requests by the Union for hearings or meetings with Management will be granted without unnecessary delay.


                          ARTICLE 24 -- PAID VACATION


The qualification date for the purpose of vacation shall be January 1 or the anniversary date of employment. An employee's vacation eligibility shall be determined as of January 1 of each year. During the preceding November and December, employees will be allowed to sign up for available vacation weeks for the following year. Vacation sign up procedures will be as established in the fall of each year by mutual agreement.

Anyone who has not quit or been discharged prior to their qualification date will be considered an employee for the purpose of this vacation clause.

All those who are employees on the qualification date and who have 1100 credited vacation hours during the year ending with such qualification date shall receive vacations with pay as follows:

Normal working hours lost as a result of disability covered by Workers' Compensation shall be credited towards the 1100 hours during the first vacation year of such disability.

Work hours lost by time actually spent in a hospital as a result of any disability will also be credited during the first vacation year of the disability.

Hours of work lost as a result of a disability that is compensated under the Weekly Accident and Sickness coverage up to a maximum of 520 hours in a vacation year, will be counted in the vacation requirement of 1100 hours.

All hours worked in a calendar year (before and after) a disability or injury shall be accumulated and shall be used as qualifying hours for purpose of vacation.

Any full time employee with a year or more of service who does not meet the 1100 hours requirement by January 1 or anniversary date, shall receive pro-rata vacation pay based on the relation of credited vacation hours to 1,600.

The Company will, in the event an employee leaves for military service, carry over vacation qualification hours accumulated during the vacation year of their leaving and add them to the hours in the vacation year of their return with the result total being considered toward the 1100 qualifying hours.

Paid vacation weeks shall be based on the following schedule:

1. Those with one (1) but less than five (5) years seniority shall receive forty
   (40) hours vacation.

2. Those with five (5) years but less than ten (10) years seniority shall receive eighty (80) hours vacation.

3. Those with ten (10) years but less than fifteen (15) years seniority shall receive one hundred twenty (120) hours vacation.

4. Those with fifteen (15) years but less than twenty (20) years seniority shall receive one hundred sixty (160) hours vacation.

5. Those with twenty (20) years but less than twenty five (25) years seniority shall receive two hundred (200) hours vacation.

6. Those with twenty-five (25) years or more seniority shall receive two hundred forty (240) hours vacation.

7. The amount of vacation pay will be forty (40), eighty (80), one hundred twenty (120), one hundred sixty (160), two hundred (200), or two hundred forty (240) times the current hourly rate of the employee (not including overtime, but including shift bonus).

Employees must take vacations when earned and scheduled and unless there are unusual personal circumstances which the Company feels justifies the employee in not taking time off or unless the Company feels that it cannot spare the employee. The Union will be notified of these circumstances. The Company may cancel a properly scheduled vacation only for a rare and unusual circumstance, or for an emergency. Before such cancellation, the Company shall first exhaust any reasonable alternative to provide the needed staffing. If the vacation cancellation causes a hardship for the employee, the affected employee will keep the vacation as scheduled.

Employees who are forced to work during a week of company scheduled vacation shall be paid at a rate of time and one-half of the applicable rate during that week. Note: This does not apply to employees who voluntarily elect to work during scheduled vacation, or defer the week of vacation.

Preference of time in taking vacations shall be granted where possible to the more senior employees in point of service, but in all events final decisions as to whether time off shall be taken and the scheduling thereof shall be in the sole discretion of Management. The Company may, however, shut down the plant and give all eligible employees up to two weeks of their vacation at one time.

Any employee who dies or retires will receive pro-rated vacation based on the number of hours worked since the previous January 1 qualification date.


                            VACATION PURCHASE PLAN

Purchase of Vacation Weeks.

Hourly employees eligible for two (2) or fewer weeks of vacation will have the option to purchase one full, additional week of vacation from among those weeks of vacation which the Company has designated as available for purchase.

The Company will make one (1) week of vacation available for purchase each year by each eligible employee, subject to a maximum of 189 weeks per year in total.

Selection Procedure.

Employees bidding on regular, earned vacation weeks will choose their vacations from the available vacation weeks first and then employees who wish to buy vacation weeks will do so, by seniority, from the remaining weeks of available vacation time.

The vacation option selected will remain in effect throughout the calendar year regardless of any family status change that may occur. Employees are permitted to purchase only one full week of vacation; individual, singles days cannot be purchased.

Payment.

The price or dollars for one week vacation will be determined by the employees normal hourly wage rate, not including shift differential or premium pay, on December 1 of the previous calendar year multiplied by 40 hours. If the employee's wage rate is higher or lower at the time the purchased week of vacation is taken, the employee will still receive the original computed value of that week's vacation. Vacation pay for all other weeks of vacation for which an employee is eligible will be determined at the time the vacation is taken.

The deduction from an employee's earnings for vacation bought will be taken before taxes, retirement, and all other deductions are made. Vacation pay will then become subject to taxes and deductions when the vacation pay is received by the employee at the time vacation is taken. Deductions for vacation purchased will be made from equal pay periods for the entire year.

New Hires.

Employees will become eligible to purchase an additional week of vacation the first calendar year after they have completed a minimum of one year accredited service. For example, an employee hired on June 10, 1993 would become eligible to buy vacation for the calendar year 1995. Rehired employees will be treated as new hires for vacation purchase purposes.

Termination/Transfer/Leave.

If an employee who has bought vacation quits, is discharged, or is on medical or personal leave of absence, the vacation account must be balanced at the time of termination of employment to determine whether the employee or the Company is entitled to reimbursement.


                             ARTICLE 25 -- PENSION


The Diamond Brands Pension Plan will be maintained in place with benefits for service through September, 1989 for its present members.

The Company will continue to contribute to the Paper Industry Union-Management Pension Fund Defined Contribution Plan. The rate of contribution per hour paid, as defined by the plan will be as follows:

          $0.35 effective 5-1-97 (An increase of $0.02 over the $0.33)

An employee may contribute to the pension plan from his or her gross income as much as the plan permits. The Company will match the employee's contribution at a rate of fifty percent (50%) of any amount up to the first four percent (4%) of gross income contributed by the employee.

If you are a member of the Diamond Brands Pension Plan, you will become a member of this plan. If you are not already a member of the Diamond Brands Pension Plan you must complete one year of service, as defined by the plan, and attain age 21 to become a member of the defined contribution plan.


                       ARTICLE 26 -- SUPERVISORS WORKING


Supervisory employees shall not perform bargaining unit work except in emergencies, training, and experimental work functions which are explained before being performed. The Company shall periodically make its supervisors aware of the provisions of this article and the chain of command with respect to who can do what work. The Company shall also confront any supervisor found to have violated this article. The Company and the Union shall cooperate in monitoring compliance with this article and in considering ways to avoid violations of this article.


                              ARTICLE 27 -- SAFETY


A separate booklet called Safety Rules and Instructions describes the policy of the Cloquet Plant. It includes policies, rules and safety regulations and procedures to which the employees, as a condition of employment, must conform.

The Company and the Union realize that it is virtually impossible to write a rule for every conceivable situation. Therefore, good judgment must be paramount. Employment by the Company constitutes acceptance of the Safety Rules and Instructions, and every employee is expected to know and obey them.

Compliance with the Safety Rules and Instructions is a condition of employment. Violations of the policies and rules set forth in that booklet are grounds for disciplinary action, including discharge.

The Company shall follow progressive discipline when disciplining an employee for safety violations. The progressive discipline steps are intended to correct the employee's actions and may be:

          1.   awareness training
          2.   verbal (documented) warning and awareness training
          3.   three (3) days off work without pay and awareness training
          4.   discharge.

Safety violation discipline more than one (1) year old shall not be used for further disciplinary action. The Company may choose to reduce the one (1) year time frame or the discipline if the employee agrees to participate in safety presentations. With just cause due to a serious safety violation, the Company may skip one or more steps of progressive discipline.

The Safety Committee shall meet monthly and shall consist of four each from Management and Union. Union members shall be appointed.

The Company will provide payment annually for one pair of prescription safety glasses as follows:

1.  100% for glasses of a style selected by the Company.
2. 50% for glasses of a style selected by the employee from the applicable price schedule.

The Company will provide payment of up to $50 annually for one pair of safety shoes. This payment is made pending the submission of a receipt of purchase.

In the event an employee is injured while performing his or her regular duties for the Company, and he or she reports an injury promptly, he or she shall be paid for the necessary time lost during the remaining time of his or her shift on the day of injury, or on the day he or she first received medical attention. Following the employee's report of the injury, the Company shall give him or her a copy of the free employees' know-your-rights worker's compensation booklet published by the State of Minnesota.

Appointments for medical attention due to an industrial injury shall be made as early as the provider's schedule allows. If an employee is required to leave work, the Company will pay the employee for the time it is necessary for the employee to be away from the job for such attention provided: (1) The employee has made a reasonable effort to obtain such medical attention outside of their working hours, and (2) The employee has notified their supervisor and the personnel office at least one day in advance of such appointment. If the Company desires to change the appointment it shall consult with the affected employee. The affected employee can agree to change the appointment or keep the original scheduled appointment if the change would cause a personal hardship.
If the employee is not cooperative in scheduling appointments in a timely manner, the Company, the affected employee, and a Union representative will meet and attempt to settle the problem.

Unless permitted by the employee, no Company representative may be present in the room when a health care provider examines or treats the employee for an industrial injury.


                       ARTICLE 28-- CONTRAVENTION OF LAW


If a court or law makes any part of this Agreement invalid or unenforceable, the balance of this Agreement shall remain in full force and effect and the parties shall negotiate over the part declared invalid or unenforceable with the goal of making it valid and enforceable or removing it from the Agreement.


                          ARTICLE 29 -- TOOL ALLOWANCE

The Company shall provide a tool allowance as follows for all regular and spare Maintenance employees in order to take care of tools lost, stolen, or damaged which are relevant to the employee's job:
          Effective on ratification of the 1997 contract    up to $65 per year
          Effective 5-1-99                                  up to $70 per year
          Effective 5-1-2001                                up to $75 per year

Tools purchased with the tool allowance will be purchased through the Company. Employees are required to provide adequate tools to perform all job requirements.

                        ARTICLE 30 -- CLOTHING ALLOWANCE

Permanent and spare employees in the Composition Department and in the Dye Room, the Wood Stick Printer Operator, and all Mechanics will be granted a $40.00 per year clothing allowance, unless the Company provides uniforms in lieu of this allowance.

                        ARTICLE 31 -- SCOPE OF AGREEMENT

This agreement contains the full and complete Agreement on all bargaining issues between the Parties. Any side agreements, memoranda of understanding of any kind, written or oral, which are not incorporated into this Agreement are null and void. Other agreements can be made during the term of the contract, such agreements must be reduced to writing and signed by both the Company and the Union.

                       ARTICLE 32 -- REQUEST FOR MEETINGS

It is agreed that all reasonable requests by the Union for hearings or meetings with Management will be granted without unnecessary delay.


                  ARTICLE 33 -- UNION - MANAGEMENT COOPERATION

The Union and the Company will cooperate fully to produce products in the most economical manner through increasing production and efficiency in the plant in all departments.

Except as specifically limited by provision of the Agreement, all rights and authority as customarily exercised by Management in the operation of the business are retained by the Company and are not subject to arbitration.


                        ARTICLE 34 -- SHIFT PREMIUM PAY

A shift bonus of fifteen cents ($.15) per hour shall be paid to employees working on the afternoon shift, and a shift bonus of twenty-three cents ($.23) per hour shall be paid to all employees working on the midnight shift, whether rotating or non-rotating.


                ARTICLE 35 -- COMMITMENT AND COOPERATION TASK FORCE

The Union and Management of Diamond Brands Incorporated recognize that our future success will be based largely on the efforts of all employees, and that those efforts can most effectively be channeled through a constructive, cooperative, Union-Management relationship. To that end the Union and Management commit to the following principles:

1. The Company recognizes the legitimate rights and responsibilities of the Union and agrees to cooperate in maintaining the integrity of the Union.

2. In an effort to create a cultural change and resolve problems, the parties must work closely together in a joint partnership which extends from the shop floor to the front office.

3. Employees are responsible and trustworthy, and the parties commit to working to create an environment where employees are treated with dignity and in accorded with this principle.

4. The parties recognize that employment security is of paramount importance to any cooperative commitment; and therefore, no employee will be terminated or laid off because of work redesign resulting from cooperative activities or projects. Any job reductions and corresponding staff level changes that may come about from these efforts will be handled by normal attrition or renegotiated voluntary severance programs. (Attrition means retirement, quits, promotions to fill salaried positions, or termination for any reason).

    Excluded from this understanding are any reductions caused by market conditions, capital projects, shutdown of equipment or machinery, or other conditions not related to the above.

5. The parties agree to work toward a culture in which information is freely and willingly shared, and issues and concerns are resolved using a problem-solving approach in an atmosphere free of hostility and confrontation.

6. The Company and Union agree that it is important to create an environment where employees at all levels of the organization are involved in decision-making and have an opportunity to voluntarily provide their participation, input, commitment, and cooperation.

7. The Company and the Union commit to train and educate the Union Bargaining Committee in regards to any questions that need to be addressed in order to accomplish the objectives of this commitment to work with each other. Together, they will train and educate the employees as needed to move at an acceptable pace.

8. The parties recognize that the intended cultural change is a long term difficult, and time-consuming process. Successful results are dependent on the cooperative, active participation, the building of mutual trust, honest and open communications, and encouragement by both the Company and the Union.

9. Cooperative activities or projects undertaken as a result of this commitment shall be in conformity with the provisions of the labor agreement.

10. This joint statement of commitment and cooperation may be modified by mutual agreement of the parties.


TASK FORCE ACTIVITIES

Through the term of this Agreement, the Union and the Company may form task forces, by mutual agreement, to study and make recommendations on topics of concern to either party. The parties will also agree as to the purpose of the task force, with defined parameters for the task force. No task force will be able to make binding agreements on their own but will make recommendations subject to approval and agreement between the Company and the Union. It is understood that it is not possible for all task forces to function simultaneously thereby depleting necessary skilled plant resources or not having necessary resources available for assistance. The parties must therefore carefully weigh the priorities and activate task forces accordingly.

The parties recognize that the change to a participative, high commitment organization is a complicated process. Successful results are dependent on the cooperation, active participation, honest and open communication, and encouragement by the Company, Union, and employees.


                         ARTICLE 36 -- CONTRACT PERIOD

This contract shall remain in full force and effect without change from the date of signature to and including April 30, 2003. At least sixty (60) days before May 1, 2003 either party desiring to modify or change this Agreement shall give written notice to the other party of such fact stating in said notice the change desired. If no such notice is given by either party, then this Agreement shall be automatically renewed for an additional year. Upon the giving of such notice, the parties shall start negotiations promptly, looking toward consummation of a new agreement before this one expires. If such notice is given this Agreement shall continue in full force and effect after the giving of such notice and during negotiations for a new Agreement until the expiration of ten (10) days after written notice of termination shall have been served by either party upon the other following April 30, 2003.

In the event that the Company shall desire to discontinue or to relocate any operation covered by this Agreement, the Company will make every effort to give not less than sixty (60) days notice in writing to the Union.

Signed at Cloquet, Minnesota, this _____ day of ____________,  1997.

                          DIAMOND BRANDS INCORPORATED

                         ____________________________
                            Christopher A. Mathews
                         Vice President of Operations

                         _____________________________
                               Carl J. Lundberg
                           Manager, Human Resources

                         _____________________________
                              Leonard F. Anderson
                              Production Manager


                            MATCHMAKERS LOCAL #970
                       UNITED PAPERWORKERS INTERNATIONAL
                                UNION, AFL-CIO

                         ____________________________
                              Marvin J. Finendale
                         International Representative



                         _____________________________
                                Bradley L. Engh
                             President, Local #970


                         ____________________________
                               Brad R. Erickson
                          Vice President, Local #970

                        ______________________________

                               Thomas J. Nichols
                         Negotiating Committee Member

                        ______________________________
                              Todd K. Hautajarvi
                         Negotiating Committee Member




                  EMPLOYEES JOB CLASSIFICATION AND WAGE RATES

                              Night Shift Premium

               3 p.m. -                            11 p.m. -
               11 p.m. Shift                       7 a.m. Shift

                  .15                                  .23

(1)  These columns assume there is NO "gain sharing" agreement.
(2) These columns assume there IS a "gain sharing" agreement, but the wage figures do NOT reflect wage increase (if any) due to the "gain sharing" formula.

                                                               (1)      (1)      (1)      (2)      (2)      (2)
                                      5/1/97  5/1/98  5/1/99   5/1/00   5/1/01   5/1/02   5/1/00   5/1/01   5/1/02
TIMBER HANDLING (YARD CREW)

Mobile Equipment Operator A            12.52   12.89   13.26    13.71    14.18    14.66    13.64    14.04    14.45
Mobile Equipment Operator B            12.11   12.46   12.82    13.26    13.71    14.18    13.20    13.58    13.97
Truck Driver                           10.77   11.09   11.41    11.80    12.20    12.61    11.74    12.08    12.43

WOODENWARE & BARKER ROOM

Lead Utility                            9.43    9.70    9.98    10.32    10.67    11.03    10.27    10.57    10.87
Debarker Operator                      10.97   11.29   11.61    12.01    12.42    12.84    11.95    12.30    12.65
Sawyer                                 10.97   11.29   11.61    12.01    12.42    12.84    11.95    12.30    12.65
Chain Tender                           10.49   10.79   11.10    11.48    11.87    12.27    11.42    11.76    12.10
Block Loader                           10.49   10.79   11.10    11.48    11.87    12.27    11.42    11.76    12.10
Knife and Saw Grinder                  11.72   12.06   12.41    12.83    13.27    13.72    12.77    13.14    13.52
Lathe Operator                         11.48   11.82   12.16    12.57    13.00    13.44    12.51    12.87    13.25
Splint Chopper Set-up and Operator     11.33   11.66   12.00    12.40    12.83    13.26    12.34    12.70    13.07
Finisher                               11.19   11.51   11.84    12.25    12.66    13.09    12.19    12.54    12.90
Veneer Stacker/Winder Operator         11.03   11.35   11.68    12.08    12.49    12.91    12.02    12.37    12.73
Trucker                                10.68   10.99   11.31    11.69    12.09    12.50    11.64    11.97    12.32
Hog Tender                             10.64   10.95   11.27    11.65    12.05    12.45    11.59    11.93    12.27
Splint, Shake and Pack                 10.49   10.79   11.10    11.48    11.87    12.27    11.42    11.76    12.10
ICS Sorter Technician                  10.35   10.65   10.96    11.33    11.72    12.12    11.28    11.61    11.94
Wood Stick Printer Operator             9.22    9.49    9.76    10.09    10.44    10.79    10.05    10.34    10.64
Color Room Technician                   9.17    9.43    9.71    10.04    10.38    10.73     9.99    10.28    10.58
Toothpick Pointer Operator              8.89    9.15    9.41     9.73    10.06    10.41     9.69     9.97    10.26
Corn Dog Auto Sorter Technician
     (Progressive)                      8.85    9.11    9.37     9.69    10.02    10.36     9.64     9.92    10.21
ICS Chopper Technician                  8.85    9.11    9.37     9.69    10.02    10.36     9.64     9.92    10.21
Moulder Operator (Progressive)          8.85    9.11    9.37     9.69    10.02    10.36     9.64     9.92    10.21
Flat Toothpick Chopper Technician       8.82    9.07    9.34     9.65     9.98    10.32     9.61     9.89    10.17
Veneer Dryer Operator                   8.80    9.05    9.32     9.63     9.96    10.30     9.59     9.86    10.15
Veneer Card Saw Operator                8.80    9.05    9.32     9.63     9.96    10.30     9.59     9.86    10.15
Toothpick Packer Operator               8.74    8.99    9.25     9.56     9.89    10.23     9.52     9.79    10.08

MATCH MILL
Pocket Box Match Machine Tender/
     Wrapper Operator                  11.48   11.82   12.16    12.57    13.00    13.44    12.51    12.87    13.25
Wrapper Operator                       11.63   11.96   12.31    12.73    13.16    13.61    12.67    13.04    13.41
Match Machine Tender                   11.26   11.58   11.92    12.32    12.74    13.18    12.27    12.62    12.99
Match Box Forming Operator             10.64   10.95   11.27    11.65    12.05    12.45    11.59    11.93    12.27
Sweeper                                10.49   10.79   11.10    11.48    11.87    12.27    11.42    11.76    12.10
Plant Janitor                          10.49   10.79   11.10    11.48    11.87    12.27    11.42    11.76    12.10
Pocket Box Forming Machine             10.45   10.76   11.07    11.45    11.84    12.24    11.39    11.72    12.06

   Operators
Match Machine Operators                10.26   10.56   10.86    11.23    11.61    12.01    11.18    11.50    11.84
SuperMatch Equipment Tender             9.07    9.33    9.60     9.93    10.26    10.61     9.88    10.16    10.46

                                                         (1)      (1)      (1)      (2)      (2)     (2)
                                 5/1/97  5/1/98  5/1/99  5/1/00   5/1/01   5/1/02   5/1/00   5/1/01  5/1/02
COMPOSITION ROOM
Powder Weigher                    11.86   12.21   12.56    12.99    13.43    13.89    12.93   13.30   13.69
Mixer                             11.38   11.71   12.05    12.46    12.88    13.32    12.40   12.76   13.13

PRINTING DEPARTMENT
Press Operator A-1                13.68   14.07   14.48    14.97    15.48    16.01    14.90   15.33   15.78
Press Operator 1st Class          13.06   13.44   13.83    14.30    14.78    15.29    14.23   14.64   15.06
Press Operator 2nd Class          12.21   12.57   12.93    13.37    13.83    14.30    13.31   13.69   14.09
Press Operator 3rd Class          11.88   12.23   12.58    13.01    13.45    13.91    12.95   13.32   13.71
Press Operator 4th Class          11.57   11.90   12.25    12.66    13.09    13.54    12.60   12.97   13.34
Cutter Operator 1st Class         12.09   12.44   12.80    13.24    13.69    14.15    13.17   13.56   13.95
Cutter Operator 2nd Class         11.76   12.10   12.45    12.88    13.31    13.77    12.81   13.19   13.57
Cutter Operator 3rd Class         11.47   11.81   12.15    12.56    12.99    13.43    12.50   12.86   13.24
Utility                           11.19   11.51   11.84    12.25    12.66    13.09    12.19   12.54   12.90
Chambon Press Take Away           10.26   10.56   10.86    11.23    11.61    12.01    11.18   11.50   11.84
Dye Cutter Operator               10.37   10.67   10.98    11.36    11.74    12.14    11.30   11.63   11.97

SHIPPING DEPARTMENT
Checker/Loader                    11.27   11.59   11.93    12.34    12.76    13.19    12.28   12.63   13.00
Loader/Trucker                    11.00   11.32   11.65    12.04    12.45    12.88    11.99   12.33   12.69
Helpers                           10.49   10.79   11.10    11.48    11.87    12.27    11.42   11.76   12.10

MAINTENANCE/CRAFT
Machinist Experimental            14.03   14.43   14.85    15.36    15.88    16.42    15.28   15.72   16.18
Pocket Box Lead Mechanic          13.76   14.16   14.57    15.06    15.57    16.10    14.99   15.42   15.87
Machinist A-1                     13.76   14.16   14.57    15.06    15.57    16.10    14.99   15.42   15.87
Machinist 1st Class               13.36   13.74   14.14    14.62    15.12    15.63    14.55   14.97   15.41
Machinist 2nd Class               12.50   12.86   13.24    13.69    14.15    14.63    13.62   14.02   14.42
Electrician A-1                   13.76   14.16   14.57    15.06    15.57    16.10    14.99   15.42   15.87
Electrician 1st Class             13.36   13.74   14.14    14.62    15.12    15.63    14.55   14.97   15.41
Electrician 2nd Class             12.50   12.86   13.24    13.69    14.15    14.63    13.62   14.02   14.42
Steam Fitter A-1                  13.76   14.16   14.57    15.06    15.57    16.10    14.99   15.42   15.87
Steam Fitter 1st Class            13.02   13.39   13.78    14.25    14.74    15.24    14.18   14.59   15.02
Steam Fitter 2nd Class            12.50   12.86   13.24    13.69    14.15    14.63    13.62   14.02   14.42
Automotive Mechanic A-1           13.76   14.16   14.57    15.06    15.57    16.10    14.99   15.42   15.87
Automotive Mechanic 1st Class     13.02   13.39   13.78    14.25    14.74    15.24    14.18   14.59   15.02
Millwright Experimental           14.03   14.43   14.85    15.36    15.88    16.42    15.28   15.72   16.18
Millwright A-1                    13.76   14.16   14.57    15.06    15.57    16.10    14.99   15.42   15.87
Millwright 1st Class              13.02   13.39   13.78    14.25    14.74    15.24    14.18   14.59   15.02
Millwright 2nd Class              12.14   12.49   12.86    13.29    13.75    14.21    13.23   13.61   14.01
Millwright 3rd Class              11.75   12.09   12.44    12.87    13.30    13.76    12.80   13.17   13.56
Oiler                             11.75   12.09   12.44    12.87    13.30    13.76    12.80   13.17   13.56
Mechanic A-1                      13.76   14.16   14.57    15.06    15.57    16.10    14.99   15.42   15.87
Mechanic 1st Class                12.97   13.34   13.73    14.20    14.68    15.18    14.13   14.54   14.96
Mechanic 2nd Class                12.49   12.85   13.23    13.68    14.14    14.62    13.61   14.01   14.41
Mechanic 3rd Class                12.05   12.40   12.76    13.19    13.64    14.10    13.13   13.51   13.90
Mechanic 4th Class                11.70   12.04   12.39    12.81    13.24    13.70    12.75   13.12   13.50

Maintenance/Craft Helper          11.32   11.65   11.99    12.39    12.81    13.25    12.33   12.69   13.06

                                                          (1)      (1)      (1)      (2)      (2)      (2)
                                 5/1/97  5/1/98  5/1/99   5/1/00   5/1/01   5/1/02   5/1/00   5/1/01   5/1/02
GENERAL PLANT
Inspector A                       10.53   10.83   11.15    11.53    11.92    12.32    11.47    11.80    12.14
Inspector B                       10.37   10.67   10.98    11.36    11.74    12.14    11.30    11.63    11.97
Entry Level Operator Position      8.51    8.76    9.01     9.32     9.63     9.96     9.27     9.54     9.82
   (ELOP)

Minimum Rate For Production, Maintenance, and Yard
 Lead Persons: $12.00

                           GROUP INSURANCE BENEFITS
                   ACTIVE EMPLOYEES AND ELIGIBLE DEPENDENTS

Diamond Brands Incorporated referred to as the "Company" and the Matchmakers Local No. 970, United Paperworkers International Union, AFL-CIO, hereinafter referred to as the "Union", do hereby agree that the Employee Benefit Insurance Plan as herein after provided with negotiated improvements shall become effective May 1, 1989.

Here is an explanation of the benefits that were negotiated between Diamond Brands Incorporated and the United Paperworkers International Union, AFL-CIO, Local Union 970.

  Life Insurance                             Maximum Amount
  Effective on ratification of 1997 contract    $22,000

  Effective 5-1-98                              $23,000
  Effective 5-1-99                              $24,000
  Effective 5-1-2000                            $25,000
  Effective 5-1-2001                            $26,000
  Effective 5-1-2002                            $27,000

  Accidental Death & Dismemberment

  Effective on ratification of 1997 contract    $22,000

  Effective 5-1-98                              $23,000
  Effective 5-1-99                              $24,000
  Effective 5-1-2000                            $25,000
  Effective 5-1-2001                            $26,000
  Effective 5-1-2002                            $27,000

  Weekly Accident and Sickness Benefit
  Payable:     1st Day - Accident
               8th Day - Sickness or Pregnancy

  Effective on ratification of 1997 contract       $185/Week
  Effective 5-1-98                                 $195/Week
  Effective 5-1-99                                 $205/Week
  Effective 5-1-2000                                $215/Week
  Effective 5-1-2001                                $225/Week
  Effective 5-1-2002                                $235/Week

  Maximum Benefit Period:  20 Weeks

                     COMPANY CONTRIBUTION TO GROUP HEALTH
                            INSURANCE PLAN PREMIUM

All members, their spouses and dependent children to age nineteen (19) will be covered as agreed in the 1997 negotiations.

The Company and the Employee shall each continue to pay the same percentage of the health insurance premium as at present, subject to a cap on the employee contribution of $30.00 for single coverage and $125.00 for family coverage. If either of these caps is reached, there shall be a change (carrier, benefits, other) to lower the cost, and the parties shall negotiate over the way to do it. Also, the parties shall jointly explore replacement health insurance coverage before the first term of the new coverage selected during 1997 negotiations expires.

As of May 1, 1997, the monthly premium is paid as follows:

                                   Employee       Company        Total
     Single                        $22.74         $120.95        $143.69
     Family (1 or more dependents) $92.72         $270.87        $363.59

A committee will be formed and chaired by the Union and coordinated by the Human Resources Manager. The goal of this committee is to reduce premium costs by identifying insurance plans with better cost control features and education in the efficient use of health insurance. Company's contribution toward all group insurance premiums - For employees absent from work to be limited as follows:

Lay-off                  2 calendar months after month of lay-off.

                         COBRA provisions extended at group rates.

                         Immediate re-instatement upon return
                         within labor agreement time limits.

Approved leave           Up to 6 months as current practice.
of absence for
injury or illness        COBRA provisions extended at group rate.

                         Immediate re-instatement upon return
                         within labor agreement time limits.

Special leave            Not make any premium contribution beyond
                         last day worked. Employee must pay 100% of premium if he/she wants insurance to continue.

                         Immediate re-instatement upon return
                         within approved time.

Effective on ratification of the 1997 contract, any employee covered by this contract at the time of normal retirement, and that person's spouse, shall receive a payment of fifty dollars ($50.00) per month after retirement for life to be applied towards post-retirement health insurance coverage.

                                 GENERAL RULES

All employees must conduct themselves in a responsible and mature way. Each individual is required to act in a responsible and mature way in order to ensure the safety and well-being of himself and other employees and to ensure the security and productivity of the plant and its equipment.

Employees are expected to carry out their duties efficiently. Inattention, loafing, and socializing during working time is prohibited.

Cooperation of all employees in carrying out their assignments is required.

Employees are required to provide the company with their telephone number and address and to notify the company of any changes.

Any article of value that appears to be misplaced should be turned into the Personnel Department. Every effort will be made to find the owner. (If the article is unclaimed within a reasonable time, it will be returned to the finder).

Stealing is prohibited (a cause for discharge).

Gambling is prohibited.

Abusive, threatening, or obscene language is prohibited.

Harassment (sexual or otherwise) is prohibited.

Pictures of naked or half-naked people will not be displayed on any of the Company's property.

Horseplay, fighting, and disorderly conduct are also prohibited.

Running -- Employees must exercise caution when moving about the plant. Running, except in case of emergency, is prohibited.

Reporting for work under the influence of alcohol or unlawful drugs, or in possession of or drinking alcoholic beverages or unlawful drugs on Company property at any time is prohibited.

Destruction of Company property or the property of employees is prohibited.

Falsifying production or other reports is prohibited.

Smoking on Company grounds or in any building except the cafeteria or designated smoking area is prohibited.

                                  ATTENDANCE

Every employee is expected to report to work as scheduled unless physically unable to work or because of emergency.

Employees must maintain a good attendance record.

Late Employees:  For payroll purposes only, an employee is considered late four
(4) minutes after the beginning of the scheduled shift. This in no way affects normal attendance requirements.

Employees are not to leave Company property during scheduled working hours without permission from the Supervisor.

Employees are expected to be at their work place at starting time and to leave the plant and Company property after quitting time. Employees should not be on Company property any longer than necessary when they are not working.

All absences from work must be reported prior to the employee's scheduled starting time. If any employee is absent for one (1) week or more, due to disability, a physician's statement regarding the employee's ability to work must be submitted to the employee's Supervisor upon returning to work.

Employees are assigned numbered time cards. Employees are not to mark or deface time cards. These time cards are placed at the card racks where the employee has been instructed to punch in and out. Employees may not punch in any sooner than 15 minutes prior to their respective shifts. If an employee mispunches his or her time card, he or she shall immediately notify his or her Supervisor. The Supervisor will make the correction necessary.

Employees are prohibited from punching another employee's time card.

It is your responsibility if you cannot come to work to report the reason to the Time Officer or your foreperson at least 1/2 hour before the 7 - 3 shift and at least 4 hours before the 3 - 11 and 11 - 7 shift. (879-6706)

Employees must be at their assigned work stations by five (5) minutes to the hour of shift change.

                               PERSONAL BUSINESS

Personal business should not be conducted on Company time.

Employees are not to leave Company property during scheduled working hours without permission from their Supervisors.

Employees who have been given permission by their Supervisor to leave the plant for personal business are required to punch out when leaving and to punch in when returning.

Only Company business is to be transacted through the telephone serviced by the switchboard.

Employees requiring emergency telephone calls will be called to the telephone at once. On other calls, a message will be relayed to the employee through his/her Supervisor.

Employees may make outgoing personal telephone calls from the pay telephone in the cafeteria during their break or with the permission of their Supervisor.

Only notices approved by the Personnel Department may be posted on the Company bulletin boards. Employees may submit notices to the Personnel office for approval.

No solicitations or distributions are permitted within the plant, except those approved by the Plant Manager or the Personnel Department.

Visitors are not permitted within the plant. In an emergency situation, the employee's Supervisor will arrange a meeting for the employee and the visitor.

Employees borrowing Company property must get written permission from the Supervisor who has charge of it. This written permission slip must be given to the guard. Such property must be returned promptly.


                           SEXUAL HARASSMENT POLICY

It is the policy of this company to maintain a working environment free from all forms of sexual harassment or intimidation.

Unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature are serious violations of our policy and will not be condoned or permitted. Not only is sexual harassment a violation of our policy, but is may also violate Title VII of the Civil Rights

Act.

Any employee who is subject to sexual harassment or intimidation should immediately contact their sexual harassment advocate, Supervisor or the Personnel Department. All complaints of sexual harassment will be promptly and confidentially investigated.

Any employee who violates this policy will be subject to appropriate disciplinary action, up to and including discharge.


Note: Any harassment is covered by the above policy and can result in disciplinary action.

                  LETTERS OF AGREEMENT AND OTHER INFORMATION


April 9, 1990

If an employee who had been hired exclusively into a skilled craft job is regressed from that job for a period of a week or more, he/she will be paid at a rate that reflects the base job rate plus half the difference between the base job rate and their normal rate. This "halfway" rate will be paid until such time the employee is returned to their skilled craft job.

Spare Veneer Stacker (February 1, 1996)

It is mutually agreed to fill four (4) additional Spare Veneer Stacker positions from the posting of January 10, 1996, in anticipation of increased production to meet orders. This will insure that a sufficient pool of trained employees are available to safely meet production requirements.


Match Machine Operators (June 19, 1996)

Match Machine Operators working on the nester equipment by themselves will be renamed Penny Match Box Former Operators and receive a rate of pay of $10.34 per hour. This position will be filled by the current senior Match Machine Operators on Penny Match. Note: The five (5) permanent Match Machine Operators will remain in their BMAD positions per their choice. There will be a need for three regulars and one spare position. Penny Match Box Former Operators will be chosen by seniority from existing Match Machine Operators (commodity).
Effective January 1, 1997, the position of Kitchen Match Box Former Operator and Penny Match Box Former Operator will be combined into one position of Match Box Former Operator. Back pay will be paid to the individuals who were scheduled on the nester equipment by themselves on #4 Match Machine from January 1, 1996, to the present.

Flat Toothpick Packer Operator (January 24, 1997)

It is agreed that a wage increase of $.15 per hour will be granted to the Flat Toothpick Packer Operator position until such time that the re-engineering effort of the entire finishing area is concluded. This will include back pay for eligible employees from January, 1996 to the present.


Job Performance Reviews (eff. on signing of 1997 contract)


A committee composed of Company and Union representatives shall meet and devise:
a) written skills criteria to be used during job performance reviews of Mechanics, skilled Maintenance and Printing employees, b) a form to be used during such reviews, and c) written skills criteria for entrance into such classifications. The committee shall accomplish these tasks by May 1, 1997.

The May 1, 1997 deadline may be extended by mutual agreement of the committee members, but items a) and b) shall be completed in sufficient time so that the criteria and forms are available for the 1998 job performance reviews.


Posting of Schedules (eff. on signing of 1997 contract)

Monday through Friday schedules shall be posted on Monday of the preceding week. Any employee with knowledge of any personal scheduling concerns shall notify his or her supervisor of the concerns before 7:00 a.m. on the Monday the schedule is to be posted. Any changes desired to the posted schedule due to unforeseen reasons shall be brought to the attention of the supervisor by 10:00 a.m. of the following Wednesday. The Company may refuse to honor any schedule change requested after the Wednesday deadline.

This side agreement shall take effect upon signing of the 1997 contract and shall expire six (6) months after the signing date. Prior to expiration the parties shall meet and confer over any problems caused by this side agreement, how to fix those problems, whether to renew this side agreement, and, if so, for how long.


Scheduling of Maintenance Work (eff. on signing of 1997 contract)

Effective upon signing of the 1997 contract, maintenance crew members shall be involved in the scheduling of the maintenance work.

This side agreement shall expire one (1) year after the signing date. Prior to expiration the parties shall meet and confer about whether to renew this side agreement, and, if so, for how long.


Bidding (eff. on signing of 1997 contract)

Prior to or during a contractual absence an employee may indicate in writing to the Company that he or she wishes to bid on specified permanent vacancies and new jobs that may arise during such absence.


Re-engineering (eff. on signing of 1997 contract)

A committee comprised of three (3) Company appointees and three (3) Union appointees shall meet and prepare a recommendation on a direction for re-engineering the jobs covered by the labor contract. The committee's recommendation shall be submitted to the Company and to the Union with ninety
(90) days of the signing of the 1997 labor contact. Employees appointed by the Union to sit on the committee shall be paid for time spent at committee meetings.


Attendance (eff. on signing of 1997 contract)

The current attendance point system shall include a Company-Union review board at the seven-point level. The board shall review the causes of the attendance problem and recommend ways to solve the problem. The board need not convene in cases of pattern attendance offenders and there may be further discipline without involvement of the board for such offenders. The attendance point system is as follows:

     The purpose of this "no fault" absentee program is to provide a uniform approach to the problem of absenteeism throughout the Cloquet plant. This is called a "no fault" program because it is set up so that the employee knows exactly where he/she stands within the program, what will occur from continued absences and what he/she can do to upgrade their absentee record.

     The excessive absence of a few hurts all of us, especially those who are required to work overtime or assume an additional workload due to an absence. Each employee should make every effort to show up as scheduled as part of his/her overall job performance. Each time an employee is absent it has a negative effect on the efficiency of the plant and service to the customer suffers.

     As the goal of an attendance program is to address excessive absenteeism, an employee with less than four (4) absences in a twelve (12) month period will not come under this program.

     The "no fault" absentee program progresses as follows:

     STEP      ABSENCES       ACTION TAKEN                     PRESENT
     1         4              Verbal counseling of employee    Supervisor, Employee
                              to inform him/her of potential   Union Rep., upon
                              absentee problem.                request

     2         5              Verbal warning of employee       Supervisor, Employee,
                              that absentee rate is            Union Rep., upon
                              unacceptable.                    request.

     3         6              Written warning to employee      Supervisor, Employee,
                              that absentee rate is            Union Representative.
                              unacceptable.

     Note: Following the Step 3 meeting, the employee is scheduled to meet with an Employee Assistance Program Coordinator and a private meeting is held to ascertain if there is anything that can be done to help the employee address problems causing excessive absenteeism.

     4         7              Employee is suspended for        Supervisor, Employee,
                              one (1) day due to unacceptable  Union Representative.
                              absenteeism.

     5         8              Employee is given an additional  Supervisor, Employee,
                              (and final) warning that         Union Representative
                              continued absenteeism will lead
                              to termination.

     6         9              Employee is terminated after     Supervisor, Employee,
                              repeated warnings of the result  Union Rep., Personnel
                              of unacceptable absenteeism      Manager.

     In order to provide employees with the opportunity to "erase" absences, the following procedure will be followed:

     Calendar Days Without an Absence                   Total Absences
                                                               "Erased"

                    60 days                                           1
                    120 days                                          2
                    180 days                                          3
                    270 days                                          5
                    360 days                                          8

     The following would not be considered as absences under the program:

          Union Business            Funeral Leave
          Military Leave            Medical Emergency (Employee/Family)
          Jury/Court Appearance     Snow Day (approved)
          Industrial Injury         3 day advance request (approved)
          S & A                     Situations as deemed by Human
          Family and Medical Leave  Resources Manager
           Act leaves

     In recognition of the fact that a lengthy illness could adversely affect an otherwise good record, the following leeway is provided:

     1. An employee who is ill for three (3) full consecutive days or less will only have one absence recorded. The first full day of absence will count as a point. (Note: If an employee leaves early because of illness and is ill the following day, the full day missed will count as a point.)

     2. An employee who is ill for more than three (3) full consecutive days will have one absence recorded if he/she provides a doctor's slip verifying the reason for the extended absence. If no doctor's slip is provided, each day thereafter will count as an absence.

     Any unusual situations will be reviewed by the Human Resources Manager and a decision made if an absence is to be recorded on an employee's file.

Vacation Scheduling Task Force (eff. on signing of 1997 contract)

The Company and the Union shall form a task force under article 35 to study and make recommendations on the selection of vacation weeks by employees. The task force shall be completed by November 1, 1997.

Drug and Alcohol Policy (eff. on signing of 1997 contract)

The Company and the Union shall form a task force under article 35 to study and make recommendations on a drug and alcohol policy, including drug and alcohol testing. The task force shall make its recommendations by December 31, 1997.


Certain Match Machine Operators (eff. August 5, 1997)

It is mutually agreed that the last three grandfathered Match Machine Operators (at the base rate of the Match Mill) will be allowed to move to permanent match machine operator vacancies in the Advertising Match Department. This will be allowed as a one-time opportunity for each employee as vacancies occur.


Splint Coloring (eff. on signing of 1997 contract)

Any employee performing splint coloring duties shall be paid at the splint, shake and pack wage rate.


Refrigerator/Vending Machines (eff. on signing of 1997 contract)

The Company shall purchase a refrigerator for the first floor cafeteria. The Union shall have the opportunity to participate in the selection of the vending machine vendor.


Call-Ins (eff. on signing of 1997 contract)

The Company and the Union hereby commit to joint task force investigation into call-ins, with the goal of minimizing last-minute call-ins, so that employees on duty are not forced to work past normal quitting time to cover for the employee calling in.